Exhibit 99.2

MARINUS PHARMACEUTICALS ANNOUNCES POSITIVE TOP-LINE RESULTS WITH GANAXOLONE IN PHASE 2 REFRACTORY STATUS EPILEPTICUS TRIAL

All patients achieved the primary endpoint

Target Phase 3 dose identified

Preparing for End-of-Phase 2 meeting with FDA

Oral platform presentation at Neurocritical Care Society meeting in October

Conference call and live webcast to be held today at 8:30 AM ET

RADNOR, PA, Sept 26, 2019 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) (“Marinus” or “Company”), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy, depression and other neuropsychiatric disorders, today announced that it has completed the top-line analysis of the open-label, dose-finding Phase 2 study evaluating intravenous (IV) ganaxolone in patients with refractory status epilepticus (RSE). Ganaxolone met the primary endpoint in the study with no patients (n=17) progressing to IV anesthetics within 24 hours of treatment initiation. Ganaxolone had an acceptable safety and tolerability profile for the RSE patient population in all dose groups. The data have been accepted for an oral platform presentation at the Neurocritical Care Society 17th Annual Meeting in October.

Lawrence Hirsch, M.D., Professor of Neurology; Chief, Division of Epilepsy and EEG; and Co-Director of the Yale Comprehensive Epilepsy Center and Critical Care EEG Monitoring Program commented, “Maintaining control of status epilepticus without progressing to additional IV anesthetics or antiepileptic drugs (AEDs) is a remarkable clinical response to IV ganaxolone treatment. This outcome is particularly impressive given all study participants, with diverse disease etiology, had failed up to four prior AEDs. The rapid onset of activity is equally important in this patient population as a number of published studies support that stopping status earlier is a key factor in improving both short and long-term patient outcomes.”

Top-line Efficacy Data:

Cohort	No escalation to IV anesthetics within 24 hours from infusion initiation (Primary Endpoint)	Status-free at 24 hours from infusion initiation	No escalation to additional IV AEDs or IV anesthetics for status relapse at any time through the follow-up period*
Target (713 mg/day; n=8)	100% (8 of 8)	88% (7 of 8)	100% (8 of 8)
Medium (650 mg/day; n=4)	100% (4 of 4)	100% (4 of 4)	75% (3 of 4)
Low (500 mg/day; n=5)	100% (5 of 5)	100% (5 of 5)	60% (3 of 5)

*Follow up period equals end of taper to 24 hours post taper

•                  Median time to status cessation was 5 minutes (n=15 evaluable).

•                  Positive trends in health outcomes such as length of hospital stay were noted for the patients treated with ganaxolone IV at the target dose.

•                  Additional secondary efficacy data including four-week follow up data and health outcome measures are still being collected and analyzed, and will be announced at a later date.

“All patients who received the target dose of ganaxolone, regardless of underlying cause of status, experienced status cessation without progression to additional second line AEDs or third line anesthesia,” commented Dr. Scott Braunstein, Chief Executive Officer of Marinus.  “These data give us confidence in our IV dose selection as we make preparations for advancing into Phase 3 with our first hospital-based ganaxolone indication.  I would like to thank the study investigators, patients and their families for participating in this important study.”

Safety Data:

•                  Ganaxolone was shown to have an acceptable safely profile for the RSE patient population in all dose groups.

•                  There were 10 serious adverse events (SAEs); 8 were considered not related to treatment and two were considered treatment-related (TRSAEs). The TRSAEs were severe sedation in two patients that led to early ganaxolone discontinuation; one in the medium dose group on Day 3 and one in the target dose group on Day 1.

•                  There were 50 adverse events (AEs), thirteen of which were treatment-related adverse events (TRAEs) reported in 7 patients.  The most commonly reported TRAEs were somnolence, mild hypotension and sedation.

Henrikas Vaitkevicius, M.D., Neurologist at Brigham and Women’s Hospital, Assistant Professor at Harvard Medical School and Study Investigator, commented, “Status epilepticus is a life threatening condition with limited therapeutic options that are associated with significant systemic toxicities which frequently affect patient outcomes. Neurosteroids, as a group, seem to have no or minimal activity on targets outside of the central nervous system, making these compounds potentially safer and much easier to use in this extremely complex and sick patient population. Indeed, in patients we treated at our center, IV ganaxolone had rapid onset and offset effects with minimal to no effects on cardiovascular, gastrointestinal, hepatic or renal organ systems, making it an exciting potential addition to the ICU armamentarium to treat refractory seizures. I believe these data may represent the emergence of a new treatment paradigm for RSE with primary objective to rapidly break status and prevent progression to third line treatments including anesthesia.”

The Phase 2 RSE proof-of-concept clinical trial is an open-label, efficacy, safety and PK, dose-finding study conducted at 8 sites in the U.S. The study enrolled 17 medically heterogeneous patients that received an infusion of IV ganaxolone (adjunctive to second line standard of care AED) for up to 96 hours followed by a taper. The three dose groups studied were a low dose (500 mg/day), medium dose (650 mg/day) and target dose (713 mg/day). RSE patients enrolled into the study had failed a mean of 2.1 second line IV AEDs. The primary endpoint for the study is prevention of progression to third line IV anesthetics within the first 24 hours post treatment initiation. Secondary endpoints included safety, tolerability and other efficacy analyses.

Additional efficacy and safety data have been accepted for an oral platform presentation at the Neurocritical Care Society 17th Annual Meeting on October 16, 2019 at 2:15 pm PDT in Vancouver, Canada. Only 11 out of over 400 submitted abstracts have been selected for this honor.

Marinus is making preparations for an End-of-Phase 2 meeting with the FDA to discuss next steps towards a potential Phase 3 pivotal study. In parallel, the Company is evaluating a new ready-to-use dose formulation that does not require compounding, mixing or diluting. This will enable immediate administration at the bedside and ensure patients receive the benefits of treatment as rapidly as possible. This new formulation will be evaluated in a few additional patients with data to be included in the End-of-Phase 2 meeting, anticipated in Q1 2020.

Conference Call and Webcast Details

Marinus will host a conference call and live webcast with slides today at 8:30 a.m. ET. Stockholders and other interested parties may participate in the call by dialing 877-705-6003 (domestic) or 201-493-6725 (international) and referencing conference ID number 13694692. The live webcast can be accessed on the investor page of Marinus’ website at https://ir.marinuspharma.com/. A replay will be available on Marinus’ website approximately two hours after completion of the event and will be archived for up to 30 days.

About RSE

Status epilepticus (SE) is a rare epileptic seizure of prolonged duration, lasting more than five minutes for convulsive seizures or 30 minutes for non-convulsive. It is believed to affect approximately 75,000 patients in the U.S. each year.  SE is a true medical emergency that can cause permanent damage to the brain and even death if not quickly brought under control.  SE is first treated with IV benzodiazepines then IV anti-epileptic drugs.  Patients that fail second line treatment with IV AEDs, are considered to be in refractory status epilepticus (RSE). There are currently no indicated treatments for refractory RSE.  The primary treatment goals of clinicians treating SE are; to stop the patient from seizing immediately, assess and resolve the underlying medical condition, and move the patient towards discharge from the hospital as quickly as possible.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA, is being developed in three different dose forms (intravenous, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors.  Ganaxolone has been studied in more than 1,600 subjects, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to four years. In these studies, ganaxolone was generally safe and well-tolerated. The most commonly reported adverse events were somnolence, dizziness and fatigue.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently release top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com